UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009
FLOWSERVE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-13179 (Commission File Number)	31-0267900 (IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas (Address of Principal Executive Offices)	75039 (Zip Code)
(972) 443-6500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 20, 2009, Flowserve Corporation (the “Company”) issued a press release announcing that it has established, effective immediately, the “Office of the CFO” and divided the responsibilities of the office between Richard J. Guiltinan, Jr., the Company’s Vice President Finance and Chief Accounting Officer, and Dean P. Freeman, the Company’s Vice President Finance and Treasurer. Mark A. Blinn, the Company’s President and Chief Executive Officer, had served as the Company’s chief financial officer through his promotion.
     The establishment of the Office of the CFO results in Mr. Guiltinan maintaining his leadership role as principal accounting officer and assuming managerial responsibility for the Company’s corporate tax function. Mr. Guiltinan is also designated as the Company’s principal financial officer for external reporting purposes. Additionally, Mr. Freeman maintains his treasury leadership role and assumes managerial responsibility for the Company’s financial planning and analysis and investor relations function.
     Mr. Guiltinan, age 55, has served as the Company’s principal accounting officer since 2004. Prior to joining the Company, Mr. Guiltinan served as CFO of Caltex Corporation, a joint venture between Chevron and Texaco. Mr. Freeman, age 45, joined the Company as vice president of finance for the Flowserve Pump Division in 2006 and was promoted to treasurer in May 2009. Prior to joining the Company, Mr. Freeman served as CFO of European Operations for Stanley Works Corporation. Neither Mr. Guiltinan nor Mr. Freeman has an employment agreement with the Company.
     The press release issued by the Company on October 20, 2009 announcing the foregoing events is filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 20, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION
Dated: October 20, 2009	By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 20, 2009.